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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-____ of our reports dated March 29, 1996, on our audits of the combined financial statements and financial statement schedule of the AGH Predecessor Hotels; dated April 8, 1996, on our audits of the combined financial statements and financial statement schedule of the AGH Acquisition Hotels, dated April 12, 1996, on our audit of the balance sheet of American General Hospitality Corporation; and dated May 29, 1996 on our audit of the balance sheet of AGH Leasing, L.P., as filed in the Registration Statement on Form S-11 (File No. 333-4568). We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand LLP
Dallas, Texas
July 15, 1996